Exhibit 99.1

A message from David Seymour, Senior Vice President, Operations	Sunday, April 5, 2020

Reducing American’s New York Schedule

Dear fellow team members,

As coronavirus (COVID-19) cases in New York City and the surrounding region continues to increase, along with Centers for Disease Control and Prevention (CDC) guidelines for travel to the area, the demand for flights to the New York area is rapidly evaporating. While American has already significantly reduced our service to LGA and JFK, along with service to nearby Newark (EWR), we will temporarily suspend even more flights to these three airports starting Tuesday, April 7. The new, temporary schedule will run through May 6.

Your safety and that of our customers remains our top priority and we will continue to stress the CDC recommendations throughout our system. To further protect the approximately 9,000 team members serving customers at the New York area airports, we will be taking additional measures to help keep them safe.

LGA, JFK and EWR will only operate from 10 a.m. to 6 p.m. ET as turn-only operations with no aircraft or crews remaining overnight at these three airports. The limited number of flights we will operate will have capacity restrictions in place to maintain social distancing onboard each aircraft. These flights will be crewed by those from bases outside of New York and will require fewer of our New York colleagues on the ground to serve customers and colleagues during this suspension period.

Here is an overview of the temporary schedule:

•	LGA: Two daily flights to CLT and DFW. One daily flight to BOS, ORD, MIA and DCA.

•	JFK: One daily flight to DFW, CLT and MIA.

•	EWR: One daily flight to DFW and CLT. EWR - ORD service will be suspended on April 9.

We will contact our New York area team members directly regarding these changes and we will be sure to pay protect any crew members who were scheduled to work any now-canceled flights. We also are contacting customers to ensure they reach their final destinations as close as possible to their original flight times.

We recognize the essential service we provide to New York, and all of the airports American serves, as the world fights the spread of COVID-19. This limited New York service will continue to provide critical connectivity for our customers, including transportation for any essential personnel and goods needed by the community and medical professionals battling the disease.

Although New York is one of the current COVID-19 hotspots in the U.S., all of us have an incredibly important role to play as we ensure the safety of our colleagues, communities and loved ones as we work to contain the virus. I am proud of the way our team has pulled together during these exceptional times and shown commitment to caring for each other. By working together, and taking aggressive steps to protect our team and manage our network, we can continue providing safe, efficient air travel, and be ready to step up when America and the world are ready to move again.

David